SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NaviSite, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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400 Minuteman Road
Andover, Massachusetts 01810

November 12, 2003

To our Stockholders:

      I am pleased to invite you to attend the 2003 Annual Meeting of Stockholders of NaviSite, Inc. to be held on Tuesday, December 9, 2003 at 10:00 a.m., local time, at the Wyndham Andover, 123 Old River Road, Andover, MA 01810.

      Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as the enclosed Annual Report to Stockholders for the fiscal year ended July 31, 2003. NaviSite’s Board of Directors recommends that you vote in favor of each of the director nominees and for each other proposal set forth in the Notice of Annual Meeting and Proxy Statement.

      Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

      Thank you for your continued support.

Sincerely,

ARTHUR P. BECKER
Chief Executive Officer and President

NAVISITE, INC.

400 Minuteman Road
Andover, MA 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, December 9, 2003

To the Stockholders of NaviSite, Inc.:

      Notice is hereby given that the Annual Meeting of Stockholders of NaviSite, Inc., a Delaware corporation (“NaviSite”), will be held on Tuesday, December 9, 2003 at 10:00 a.m., local time, at the Wyndham Andover, 123 Old River Road, Andover, MA 01810, to consider and act upon the following matters:

(1) To elect six members of the board of directors of NaviSite (the “Board of Directors”) to serve for a one-year term;

(2) To approve the Amended and Restated 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”);

(3) To ratify the appointment by the Board of Directors of KPMG LLP as the independent auditors of NaviSite for the fiscal year ending July 31, 2004; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

      Admission of stockholders to the Annual Meeting will be on a first-come, first-served basis, and picture identification will be required to enter the Annual Meeting. Each stockholder will be entitled to bring one guest to the Annual Meeting. An individual arriving without picture identification will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting. NaviSite reserves the right to inspect any persons or items prior to their admission to the Annual Meeting.

      Only stockholders of record as of the close of business on October 29, 2003 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

KENNETH DRAKE
Secretary

Andover, Massachusetts

November 12, 2003

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NAVISITE, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on December 9, 2003

General

      This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), for use at NaviSite’s 2003 Annual Meeting of Stockholders to be held on Tuesday, December 9, 2003 (the “Annual Meeting”) at 10:00 a.m., local time, at the Wyndham Andover, 123 Old River Road, Andover, MA 01810, and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”).

      The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2003 (the “2003 Annual Report”) are being mailed to stockholders on or about November 14, 2003.

Record Date, Voting Securities and Votes Required

      Only holders of record of NaviSite Common Stock as of the close of business on October 29, 2003 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were an aggregate of 24,691,476 shares of NaviSite Common Stock issued and outstanding and entitled to vote. The holders of NaviSite Common Stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting.

      A quorum of stockholders is necessary to hold a valid annual meeting. Under NaviSite’s Amended and Restated By-Laws, as amended (the “By-Laws”), a quorum will exist at the Annual Meeting if a majority of the shares of NaviSite Common Stock issued and outstanding and entitled to vote at the Annual Meeting are represented in person or by proxy. For purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, votes cast, abstentions and broker “non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

      The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of NaviSite Common Stock present or represented by proxy and voting on the matter is required to approve the 2003 Stock Incentive Plan (Proposal No. 2) and to ratify the appointment of KPMG LLP as NaviSite’s independent auditors for the fiscal year ending July 31, 2004 (Proposal No. 3).

      Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the votes cast, or the approval of the 2003 Stock Incentive Plan (Proposal No. 2) and the ratification of the appointment of NaviSite’s independent auditors (Proposal No. 3), each of which requires an affirmative vote of a majority of the shares of NaviSite Common Stock present or represented by proxy and voting on the matter.

      An automated system administered by NaviSite’s transfer agent tabulates the votes. The votes on each matter are tabulated separately.

Proxies

     Voting Your Proxy

      You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can change your vote at the Annual Meeting.

      Voting instructions are included on your proxy card. If you properly complete, sign and date your proxy card and return it to us (in the postage prepaid envelope provided) in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted for each of such proposals and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment of the Annual Meeting.

     Revoking Your Proxy

      You may revoke your proxy at any time before it is voted by:

•	Notifying NaviSite’s Secretary in writing at the principal executive offices of NaviSite located at 400 Minuteman Road, Andover, MA 01810, Attention: Secretary, before the Annual Meeting that you have revoked your proxy; or

•	By attending the Annual Meeting and voting in person at the Annual Meeting.

     Voting in Person

      If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

     Proxy Solicitation

      This solicitation is made on behalf of the Board of Directors and NaviSite will bear the costs of the solicitation. Proxies may also be solicited by telephone, fax or personal interview by the directors, officers and employees of NaviSite and its affiliates, who will not receive additional compensation for the solicitation. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2003 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (888) 298-8222. If you want to receive separate copies of the Proxy Statement or 2003 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

Stock Split

      All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect all stock splits effected prior to the Record Date, including the 1-for-15 reverse stock split of our Common Stock effected on January 7, 2003.

Change in Control

      On September 11, 2002, each of CMGI, Inc. (“CMGI”) and Hewlett-Packard Financial Services Company sold and transferred to ClearBlue Technologies, Inc., a privately-held managed service provider based in San Francisco, California (“ClearBlue”), and certain of its subsidiaries, the following equity and debt interests in NaviSite, thus becoming NaviSite’s majority stockholder:

•	Pursuant to a Note and Stock Purchase Agreement by and between CMGI and ClearBlue, CMGI sold and transferred to ClearBlue approximately 4.7 million shares of NaviSite Common Stock, representing approximately 76% of the outstanding capital stock of NaviSite, warrants to purchase approximately 345,000 shares of NaviSite Common Stock and a convertible note with an aggregate principal amount outstanding of $10 million. The $10 million convertible note was convertible into approximately 2.5 million shares of NaviSite Common Stock. ClearBlue issued 131,579 shares of ClearBlue common stock to CMGI in the transaction, representing approximately 2% of the issued and outstanding equity of ClearBlue after giving effect to the transactions on such date with CMGI and Hewlett-Packard Financial Services Company.

•	Pursuant to a Note and Stock Purchase Agreement by and between Hewlett-Packard Financial Services Company and ClearBlue, Hewlett-Packard Financial Services Company sold and transferred to ClearBlue approximately 213,000 shares of NaviSite Common Stock, and convertible notes with an aggregate principal amount outstanding of approximately $55 million. The $55 million convertible notes were convertible into approximately 14.1 million shares of NaviSite Common Stock. ClearBlue issued 1,447,368 shares of ClearBlue common stock to Hewlett-Packard Financial Services Company in the transaction, representing approximately 22% of the issued and outstanding equity of ClearBlue after giving effect to the transactions on such date with CMGI and Hewlett-Packard Financial Services Company.

      In August 2003, ClearBlue transferred to its stockholders, including Atlantic Investors, LLC, its majority stockholder, the shares of NaviSite Common Stock owned by it. As of October 29, 2003, Atlantic Investors, LLC owned approximately 72% of the outstanding shares of NaviSite Common Stock.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of October 29, 2003 (unless otherwise indicated), with respect to the beneficial ownership of NaviSite Common Stock by the following:

•	each person known by NaviSite to beneficially own more than 5% of the outstanding shares of NaviSite Common Stock;

•	each of NaviSite’s directors;

•	each of the Named Executive Officers (as defined below under the heading “Executive Compensation”); and

•	all of the current executive officers and directors as a group.

      For purposes of the following tables, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the respective tables, NaviSite believes that each person or entity named in the tables has sole voting and investment power with respect to all shares of NaviSite Common Stock shown as beneficially owned by them (or shares such power with his or her spouse). Under such rules, shares of NaviSite Common Stock issuable under options that are currently exercisable or exercisable within 60 days after October 29, 2003 (“Presently Exercisable Options”) are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

      The percentage ownership of NaviSite Common Stock of each person or entity named in the following table is based on 24,691,476 shares of NaviSite Common Stock outstanding as of October 29, 2003 plus any shares subject to Presently Exercisable Options held by such person.

	NaviSite Common Stock

	Number of	Percentage of
	Shares	Common
	Beneficially	Stock
Name and Address of Beneficial Owner	Owned	Outstanding

5% Stockholders
Atlantic Investors, LLC(1)	17,760,872	71.93%
20 East 66th Street
New York, NY 10021
Hewlett-Packard Financial Services Company(2)	4,416,592	17.89%
3000 Hanover Street
MS 20BL
Palo Alto, CA 94304

Directors and Named Executive Officers
Andrew Ruhan(3)	—	*
Arthur P. Becker(4)	28,333	*
Gabriel Ruhan(5)	28,333	*
Larry Schwartz	—	*
James Dennedy	—	*
Thomas R. Evans	—	*
Patricia Gilligan (6)	—	*
Kevin H. Lo (7)	—	*
All current executive officers and directors as a group (8 persons)(8)	108,332	*

*	Percentage is less than 1% of the total number of outstanding shares of NaviSite Common Stock.

(1)	Based on information provided by Atlantic Investors, LLC in a Schedule 13D (amendment No. 5) filed with the Securities and Exchange Commission on August 28, 2003.

(2)	Based on information provided in a Form 3 filed with the Securities and Exchange Commission on September 3, 2003.

(3)	Excludes 17,760,872 shares of NaviSite Common Stock owned by Atlantic Investors, LLC with respect to which Mr. A. Ruhan disclaims beneficial ownership. Mr. A. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC.

(4)	Consists of shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options. Excludes 17,760,872 shares of NaviSite Common Stock owned by Atlantic Investors, LLC with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is the managing member of Madison Technology LLC, a managing member of Atlantic Investors, LLC.

(5)	Consists of shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options.

(6)	Served as NaviSite’s Chief Executive Officer until February 2003 and her relationship with NaviSite terminated in March 2003.

(7)	Served as NaviSite’s Chief Financial Officer and Vice President of Finance and Strategy until April 2003.

(8)	Consists of shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Pursuant to the By-Laws, all of NaviSite’s directors are elected at each annual meeting of stockholders and hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be determined from time to time by resolution of the Board of Directors or by the holders of shares representing a majority of the votes entitled to be cast by all stockholders in any annual election of directors.

      The Board of Directors has six members. The current members of the Board of Directors are Messrs. Andrew Ruhan, Arthur P. Becker, Gabriel Ruhan, Larry Schwartz, Thomas R. Evans and James Dennedy. Each director elected at the Annual Meeting will serve until his successor is elected and qualified, or until his earlier death, resignation or removal.

      On September 11, 2002, in connection with the change of control of NaviSite, the Board of Directors elected each of Andrew Ruhan and Arthur P. Becker as a director to fill vacancies on the Board of Directors. Messrs. David S. Wetherell and George A. McMillan resigned from the Board of Directors on October 2, 2002. On October 24, 2002, Gabriel Ruhan was elected as a director, filling one of the vacancies on the Board of Directors. On January 27, 2003, the Board fixed the number of directors at six and elected James H. Dennedy, James W. Pluntze and Kenneth MacAlpine to the Board of Directors. On April 3, 2003, Mr. Pluntze resigned from the Board in order to assume responsibilities as NaviSite’s Acting Chief Financial Officer. In May 2003, Larry Schwartz was elected to the Board of Directors to fill the vacancy created by Mr. Pluntze’s resignation. On July 25, 2003, Mr. MacAlpine resigned from the Board. On October 3, 2003, Thomas R. Evans was elected to the Board of Directors to fill the vacancy created by Mr. MacAlpine’s resignation.

      The Board of Directors recommends that the six nominees named below be elected as directors of NaviSite. The persons named as proxies will vote to elect the six nominees named below as directors of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a director, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

      Biographical and certain other information concerning NaviSite’s nominees for re-election to the Board of Directors, each of whom is presently serving as a director, is set forth below. Information with respect to the number of shares of NaviSite Common Stock beneficially owned by each director, as of October 29, 2003, appears above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” With the exception of Andrew Ruhan and Gabriel Ruhan, who are brothers, no director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Nominees for Election to the Board of Directors

      Andrew Ruhan, age 41, has served as Chairman of the Board of NaviSite since September 11, 2002. Since 2000, Mr. Ruhan has served as Chief Executive Officer of ClearBlue Technologies, Inc., a managed service provider based in San Francisco, California. From 1998 to 2002, Mr. Ruhan was the co-founder and Chief Executive Officer of GlobalSwitch Group, a data center company in the United Kingdom. Prior to 1998, Mr. Ruhan was a private investor.

      Arthur P. Becker, age 53, has served as a director of NaviSite since September 11, 2002 and its Chief Executive Officer and President since February 2003. Since 2000, Mr. Becker has served as Vice Chairman and a director of ClearBlue Technologies, Inc. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 72% of the outstanding shares of NaviSite Common Stock as of the Record Date. For the past five years, Mr. Becker has been a private investor and since 1999, he has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies, which is a managing member of Atlantic Investors, LLC.

      Gabriel Ruhan, age 38, has served as a director of NaviSite since October 2002 and Chief Operating Officer since April 2003. From October 2002 until April 2003, Mr. Ruhan served as NaviSite’s Executive Vice President for Business Development. Mr. Ruhan is a director of ClearBlue Technologies, Inc. From 1998 to 2002, Mr. Ruhan was Corporate Development Director of GlobalSwitch Group, a data center company in the United Kingdom. Prior to 1998, Mr. Ruhan was a private investor.

      James Dennedy, age 38, has served as a director of NaviSite since January 2003. Since August 2002, Mr. Dennedy has been the President of Strategic Software Holdings, LLC, an investment firm making equity investments and buyouts on behalf of itself and its investors in the enterprise software industry. From March 2001 to March 2002, Mr. Dennedy served as President of divine Managed Services. From March 1999 to March 2001, Mr. Dennedy served as Senior Vice President, Venture Capital and Private Equity Group, at marchFirst, Inc., an IT services and systems integration company. From March 1997 to March 1999, Mr. Dennedy served as a Senior Manager of MCR Federal, Inc., a government systems and cost management consulting business. Mr. Dennedy also serves on the Board of Directors of Abridean, Inc., an enterprise software company providing software provisioning and identity management solutions.

      Larry Schwartz, age 40, has served as a director of NaviSite since May 2003. Mr. Schwartz is the Senior Vice President and Chief Restructuring Officer for Genuity Inc. Mr. Schwartz also serves as a member of Genuity’s senior management committee. Prior to joining Genuity in 2000, Mr. Schwartz was a Partner with the law firm of Choate Hall & Stewart, where he specialized in mergers, acquisitions, buyouts and venture capital transactions involving communications and media companies.

      Thomas R. Evans, age 49, has served as a director of NaviSite since October 2003. Since September 2002, Mr. Evans has been a private investor and consultant. From August 1999 to August 2002, Mr. Evans served as Chairman of the Board and Chief Executive Officer for Official Payments Corp., an online payment service for government taxes and fees. From March 1998 to June 1999, Mr. Evans was the President and Chief Executive Officer of the website development and hosting community, GeoCities, Inc., which was acquired by Yahoo! Inc.

The Board of Directors recommends a vote FOR the election of the above-named nominees as directors of NaviSite.

Board and Committee Meetings

      The Board of Directors held 11 meetings during the fiscal year ended July 31, 2003. During the period in which he served as a director of NaviSite, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he served.

      The Board of Directors has designated two principal standing committees, an audit committee (the “Audit Committee”) and a compensation committee (the “Compensation Committee”). We do not have a nominating committee. The current members of the Audit Committee and the Compensation Committee are identified in the following table:

Name	Audit Committee		Compensation Committee

James Dennedy	X	*	X
Thomas R. Evans	X		X
Larry Schwartz	X		X	*

*	Committee Chairperson

      The Audit Committee reviews the financial information that is provided to the stockholders and others, reviews the systems of internal controls that management and the Board of Directors have established, selects and reviews the performance of independent auditors, and oversees NaviSite’s accounting and financial reporting processes and the audits of NaviSite’s financial statements. The Board of Directors has adopted and approved a written charter for the Audit Committee, a copy of which is attached as Appendix I hereto. Each current member of the Audit Committee is an “independent director” as defined in the applicable listing standards for the Nasdaq Association of Securities Dealers, Inc. During the last fiscal year, the Audit Committee held 4 meetings.

      The Compensation Committee of the Board of Directors determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of NaviSite and reviews and makes recommendations to the Board of Directors with respect to director compensation. In addition, the Compensation Committee administers NaviSite’s stock incentive compensation and equity-based plans. During the last fiscal year, the Compensation Committee did not hold any meetings.

PROPOSAL NO. 2

APPROVAL OF 2003 STOCK INCENTIVE PLAN

      The 2003 Stock Incentive Plan was adopted, subject to stockholder approval, by NaviSite’s Board of Directors on July 10, 2003, and amended and restated on November 11, 2003 (as amended and restated, the “2003 Stock Incentive Plan”) to increase the number of shares of Common Stock available for issuance under such plan from 2,600,000 to 3,800,000. The 2003 Stock Incentive Plan provides for the grant of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options and restricted stock awards (each, an “Award”) to NaviSite’s employees, officers and directors, consultants or advisors. Incentive stock options may be granted only to employees of NaviSite. A maximum of 3,800,000 shares of Common Stock would be eligible for issuance under the 2003 Stock Incentive Plan upon the exercise of options or in connection with Awards. If any Award expires, or is terminated, surrendered or canceled without having been fully exercised or forfeited, in whole or in part (including as a result of shares of Common Stock being repurchased by NaviSite at the original issue price pursuant to a contractual repurchase right), or results in the Common Stock not being issued, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.

      NaviSite’s management relies on stock options as essential parts of the compensation packages necessary for NaviSite to attract and retain experienced officers and employees. The Board of Directors of NaviSite believes that the approval of the 2003 Stock Incentive Plan is essential to permit NaviSite to continue to provide long-term, equity-based incentives to present and future key employees.

      Since the 2003 Stock Incentive Plan’s initial adoption by the Board of Directors in July 2003, NaviSite has granted, subject to the approval of NaviSite’s stockholders, options to purchase an aggregate of 2,272,000 shares under the 2003 Stock Incentive Plan to employees of NaviSite. None of these employees were executive officers or members of the Board of Directors of NaviSite. The closing price of NaviSite Common Stock on November 10, 2003 was $4.90.

      If the 2003 Stock Incentive Plan is approved by NaviSite’s stockholders, no additional option grants shall be made under the Amended and Restated 1998 Equity Incentive Plan (the “1998 Equity Incentive Plan”), the 1999 Stock Option Plan for Non-Employee Directors or the 2000 Stock Option Plan. However, all then-outstanding options under such plans shall remain in effect.

The Board Of Directors recommends a vote FOR the approval of the 2003 Stock Incentive Plan.

     Description of the 2003 Stock Incentive Plan

      The purpose of the 2003 Stock Incentive Plan is to provide Awards to employees, officers, directors, consultants and advisors of NaviSite and its present or future parent or subsidiary corporations (each a “Participant”), all of whom are eligible to receive Awards under the 2003 Stock Incentive Plan. A copy of the 2003 Stock Incentive Plan is attached to this proxy statement as Appendix II. The following is a summary of the 2003 Stock Incentive Plan and should be read together with the 2003 Stock Incentive Plan. The summary is qualified in its entirety by reference to the 2003 Stock Incentive Plan.

      Administration. The 2003 Stock Incentive Plan is administered by the Board of Directors. The Board of Directors has the power to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2003 Stock Incentive Plan as it may deem advisable. The Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the 2003 Stock Incentive Plan or any Award in the manner and to the extent it shall deem expedient to carry the 2003 Stock Incentive Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. The Board may delegate its powers to one or more committees of the Board or to one or more executive officers of NaviSite (provided, that the Board of Directors shall fix the terms of the Awards granted by the executive officer and the maximum number of shares that the executive officer may grant and that no executive officer shall have the power to grant Awards to another executive officer (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or to any officer (as defined in Rule 16a-1 of the Exchange Act) of NaviSite).

      Per-Participant Limit. No Participant may be granted Awards during any one calendar year to purchase more than 650,000 shares of Common Stock.

      Exercise Price. The Board establishes the exercise price at the time each option is granted.

      Exercise of Options. Each option granted under the 2003 Stock Incentive Plan shall either be fully exercisable at the time of grant or shall become exercisable in such installments as the Board may specify. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the option, unless otherwise specified by the Board. Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable. During the Participant’s lifetime, Awards may be exercised only by the Participant.

      Payment for Exercise of Options. Payment for the exercise of options under the 2003 Stock Incentive Plan may be made by one or any combination of the following forms of payment (a) by cash or check payable to the order of NaviSite; (b) except as otherwise explicitly provided in the applicable option agreement, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to NaviSite sufficient funds to pay the exercise price or any required tax withholding, or delivery by the Participant to NaviSite of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to NaviSite cash or a check sufficient to pay the exercise price and any required tax withholding; (c) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at fair market value (as determined by or in a manner approved by the Board) provided that such method of payment is then permitted by law and such Common Stock, if acquired directly from NaviSite, was owned by the Participant for at least six months; or (d) to the extent permitted by the Board, (x) by delivery of a promissory note of the Participant to NaviSite (on terms determined by the Board) or (y) payment of such other lawful consideration as the Board may determine.

      Transferability. Except as otherwise provided in the applicable option agreement, options are not transferable except by will or by the laws of descent and distribution.

      Restricted Stock. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of NaviSite to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.

      Acquisition of NaviSite. Upon the occurrence of a Reorganization Event (as defined below) or the execution by NaviSite of any agreement with respect to any Reorganization event, the Board shall provide that all outstanding options outstanding under the 2003 Stock Incentive Plan shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such options, then all then unexercised options will become exercisable in full as of a time specified by the Board prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding options outstanding under the 2003 Stock Incentive Plan shall terminate upon consummation of such Reorganization Event and that each optionholder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such options.

      Upon the occurrence of a Reorganization Event, the repurchase and other rights of NaviSite under each outstanding restricted stock award shall inure to the benefit of NaviSite’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such restricted stock award. “Reorganization Event” is defined in the 2003 Stock Incentive Plan as follows: (a) any merger or consolidation of NaviSite with or into another entity as a result of which all of the Common Stock of NaviSite is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of NaviSite for cash, securities or other property pursuant to a share exchange transaction.

      Effect of Termination, Disability or Death. The Board determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award.

      Amendment Of Award. The Board of Directors may amend, modify or terminate any outstanding Award, including but not limited to, by substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an ISO (as defined below) to a non-qualified stock option, provided that the Participant’s consent to such action shall be required unless the Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      Termination and Amendment Of Plan. The Board may amend, suspend or terminate the 2003 Stock Incentive Plan or any portion thereof at any time. Unless terminated sooner, no Awards may be granted under the 2003 Stock Incentive Plan after July 9, 2013, but Awards previously granted may extend beyond that date.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS GRANTED UNDER THE 2003 STOCK INCENTIVE PLAN IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, CURRENT REGULATIONS, AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. THIS DISCUSSION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE 2003 STOCK INCENTIVE PLAN OR OF THE REQUIREMENTS THAT MUST BE MET IN ORDER TO QUALIFY FOR THE DESCRIBED TAX TREATMENT.

      A. Incentive Stock Options (“ISOs”). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 2003 Stock Incentive Plan:

1.	In general, an optionee will not recognize any taxable income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and NaviSite will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

2.	If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the exercise of the ISO (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price generally will be treated as capital gain or loss to the optionee.

3.	If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4.	The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss to the optionee.

5.	In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercise of an ISO, NaviSite generally will be entitled to a corresponding federal income tax deduction.

6.	An optionee may be entitled to exercise an ISO by delivering shares of NaviSite Common Stock to NaviSite in payment of the exercise price, if the optionee’s ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

7.	In addition to the tax consequences described above, the exercise of an ISO may result in an “alternative minimum tax” to the optionee. In general, the amount by which the fair market value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the greater of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

8.	Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

9.	Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain reporting requirements and restrictions on resale under federal securities laws applicable to directors, certain officers or 10% stockholders.

      B. Non-Qualified Options. The following general rules are applicable under current United States federal income tax law to Non-Qualified Options granted under the 2003 Stock Incentive Plan:

1.	In general, an optionee will not recognize any taxable income upon the grant of a Non-Qualified Option, and NaviSite will not be entitled to a federal income tax deduction upon such grant.

2.	An optionee generally will recognize ordinary income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. NaviSite may be required to withhold tax on this amount.

3.	When an optionee sells the shares acquired upon the exercise of a Non-Qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4.	When an optionee recognizes ordinary income attributable to a Non-Qualified Option, NaviSite generally should be entitled to a corresponding federal income tax deduction.

5.	An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of NaviSite Common Stock to NaviSite in payment of the exercise price, if the optionee’s option agreement so provides. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

6.	Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting, or are subject to certain reporting requirements and restrictions on resale under federal securities laws applicable to directors, certain officers or 10% stockholders.

      C. Restricted Stock Awards. The following general rules are applicable under current United States federal income tax law to Awards comprised of restricted Common Stock under the 2003 Stock Incentive Plan:

      Persons receiving restricted Common Stock under the under the 2003 Stock Incentive Plan pursuant to Awards generally will not recognize taxable income upon the grant of the Award, unless the Participant makes an election under Section 83(b) of the Code (an “83(b) Election”). If the Participant makes an 83(b) Election within 30 days of the date of grant, the Participant will recognize ordinary income, for the year the Award is granted, in an amount equal to the difference between the fair market value of the shares received (determined on the date of the Award) over the purchase price. If an 83(b) Election is not made, then the Participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The Participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary income recognized.

      Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the Participant will recognize capital gain or loss equal to the difference between the sale price of the Common Stock and the Participant’s basis in the Common Stock. The capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG LLP to audit NaviSite’s financial statements for the fiscal year ending July 31, 2004. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite’s inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite’s independent auditors, the Audit Committee and the Board of Directors will reconsider its selection. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as NaviSite’s independent auditors for the fiscal year ending July 31, 2004.

ADDITIONAL INFORMATION

Director Compensation

      In November 2003, after completing a review of director compensation for comparable companies, the Board of Directors agreed (i) to grant to future independent directors upon initial election to the Board options to purchase 50,000 shares of NaviSite Common Stock and (ii) that any independent director be paid $7,500 per year, payable in quarterly installments. The Board of Directors expects to grant, prior to December 31, 2003, options for the purchase of 50,000 shares of Common Stock to each of the current independent directors, assuming re-election to the Board at the 2003 Annual Meeting. The exercise price for such options may be below the closing price on the Nasdaq SmallCap Market on the date of such grants. In determining the exercise price for the options, the Board will consider, among other things, the closing price of the Common Stock at such time, any accounting charges to NaviSite and prior service by such independent Board members, during which time NaviSite did not grant options to such directors. Additionally, upon re-election to the Board of Directors subsequent to the 2003 Annual Meeting, independent directors of the Board of Directors will be granted an annual option to purchase 15,000 shares of NaviSite Common Stock. The initial option grant of 50,000 shares vests monthly over three years (1/36th of the number of shares vest monthly). The subsequent annual option grant of 15,000 shares vests monthly over 12 months. The Chairperson of each of the Audit Committee and the Compensation Committee also will receive, upon re-election to the Board of Directors at the 2003 Annual Meeting and at each annual meeting of stockholders thereafter, an option to purchase 10,000 shares of NaviSite Common Stock. This option vests monthly over a period of 12 months.

      During the 2003 fiscal year, directors did not receive any option grants. Messrs. Dennedy and Schwartz each received $1,500 during fiscal year 2003 for service on the Board of Directors and $6,000 each paid in October 2003 for participating on a special committee of the Board of Directors during and subsequent to fiscal year 2003.

      Apart from the arrangements discussed above, NaviSite does not pay any cash compensation to members of its Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees have been eligible to participate in the 1998 Equity Incentive Plan and will be eligible to participate in NaviSite’s 2003 Stock Incentive Plan if it is approved by the stockholders. If the 2003 Stock Incentive Plan is approved by NaviSite’s stockholders (Proposal No. 2), no additional option grants shall be made under the 1998 Equity Incentive Plan, the 1999 Stock Option Plan for Non-Employee Directors or the 2000 Stock Option Plan. However, upon approval of the 2003 Stock Incentive Plan, all then-outstanding options under such plans shall remain in effect and the option grants to the independent directors, as described above, will be made under the 2003 Stock Incentive Plan.

      NaviSite and each member of the Board of Directors have entered into an indemnification agreement pursuant to which the directors will be indemnified by NaviSite, subject to certain limitations, for any liabilities incurred by the directors in connection with their role as directors of NaviSite.

Executive Compensation

     Summary Compensation Table

      The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended July 31, 2003, 2002 and 2001 earned by each of (i) all individuals who served as the Chief Executive Officer during the fiscal year ended July 2003, (ii) one other executive officer who was serving as an executive officer on July 31, 2003 whose total annual salary and bonuses for fiscal year 2003 exceeded $100,000 and (iii) one former executive officer who would have been among the most highly compensated executive officers during fiscal year 2003 had he remained as an executive officer as of July 31, 2003 (collectively, the “Named Executive Officers”). In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
					Awards

	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	July 31,	Salary	Bonus		Options	Compensation

Arthur P. Becker (1)	2003	$121,635	—		40,000	—
Chief Executive Officer and President
Gabriel Ruhan (2)	2003	$205,769	—		40,000	—
Chief Operating Officer
Patricia Gilligan	2003	$176,634	—		—	$276,756	(3)
Former Chief Executive Officer	2002	$262,724	$122,025	(4)	33,333	$2,921	(5)
	2001	$215,909	$180,713	(6)	19,833	$3,501	(5)
Kevin H. Lo	2003	$147,692	—		—	$210,615	(7)
Former Chief Financial Officer	2002	$175,628	$117,000	(8)	33,333	—
and Former Senior Vice	2001	$100,660	$8,274		12,333	—
President of Finance and Strategy

(1)	Mr. Becker became NaviSite’s Chief Executive Officer and President in February 2003.

(2)	Mr. Ruhan served as NaviSite’s Executive Vice President for Business Development from October 2002 until April 2003, when he became NaviSite’s Chief Operating Officer.

(3)	Includes $275,000 of severance and $1,756 to cover certain health benefits. Ms. Gilligan’s relationship with NaviSite ended in March 2003.

(4)	Includes $50,000 retention bonus paid on March 15, 2002 and $72,025 management incentive bonus paid on August 19, 2002.

(5)	Represents the amount of matching contributions made by NaviSite under CMGI’s 401(k) Plan.

(6)	Includes $125,000 retention bonus paid on July 31, 2001.

(7)	Consists of a severance payment of $200,000, plus $1,000 to cover certain health benefits and a vacation payout of $9,615. Mr. Lo’s employment with NaviSite ended in April 2003.

(8)	Consists of $50,000 retention bonus, $25,000 of which was paid on December 14, 2001 and $25,000 of which was paid on March 15, 2002, and $67,000 management incentive bonus paid on August 19, 2002.

     Option Grants During the Fiscal Year Ended July 31, 2003

      The following table sets forth information regarding options to purchase NaviSite Common Stock granted to the Named Executive Officers during the fiscal year ended July 31, 2003. The exercise price per share of each option is equal to the fair market value of NaviSite Common Stock on the date of grant, as determined pursuant to the 1998 Equity Incentive Plan. Potential realizable values set forth in the table are net of the exercise price, but before taxes associated with the exercise, and are based on the assumption that NaviSite Common Stock appreciates at the annual rate shown from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on rules of the SEC and do not represent NaviSite’s estimate or projection of future stock prices. The actual amount a Named Executive Officer may realize, if any, will depend upon the future performance of NaviSite Common Stock and the optionholder’s continued employment with NaviSite through the vesting period. Accordingly, the potential realizable values reflected in the table may not be achieved. NaviSite has never granted any stock appreciation rights.

STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2003

Individual Grants (1)
Potential Realizable
	Number of	Percent of				Value at Assumed
	Securities	Total Options		Exercise		Annual Rates of Stock
	Underlying	Granted to		Price		Price Appreciation for
	Options	Employees in		(Per		Option Term
	Granted	Fiscal Year		Share)	Expiration
Name	(#)	(%)		($)	Date	5%	10%

Arthur P. Becker (1)	40,000	31.21	%(2)	$2.55	7/9/2013	$64,147	$162,562
Gabriel Ruhan (1)	40,000	31.21	%(2)	$2.55	7/9/2013	$64,147	$162,562
Patricia Gilligan	—	—		—	—	—	—
Kevin H. Lo	—	—		—	—	—	—

(1)	On July 10, 2003, each was granted this option under the 1998 Equity Incentive Plan. The options are exercisable with respect to 50% of the underlying shares as of the grant date, July 10, 2003, and thereafter, exercisable in equal monthly installments of 1/24th of the number of shares and shall be exercisable in full on the first anniversary of the grant date. With respect to each option grant, 100% of the option vests and becomes exercisable in the event of a change in control and termination of employment within twelve months from such change in control.

(2)	Based on option grants under all of NaviSite’s equity incentive plans other than the grants made pursuant to the 2003 Stock Incentive Plan, which are subject to stockholder approval.

     Options Exercised During Fiscal Year Ended July 31, 2003

      The following table sets forth information concerning options to purchase NaviSite Common Stock exercised by the Named Executive Officers during the fiscal year ended July 31, 2003, and the number and value of unexercised options to purchase NaviSite Common Stock held by the Named Executive Officers as of July 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Number of Securities		Value of Unexercised In-
	Underlying Unexercised		The-Money Options at
	Options at July 31, 2003		July 31, 2003(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur P. Becker	20,000	20,000	$8,000	$8,000
Gabriel Ruhan	20,000	20,000	$8,000	$8,000
Patricia Gilligan	—	—	—	—
Kevin H. Lo	—	—	—	—

(1)	The value of the unexercised in-the-money NaviSite options is calculated by multiplying the number of shares of NaviSite Common Stock underlying the options by the difference between $2.95, which was the closing price per share of NaviSite Common Stock on the Nasdaq SmallCap Market on July 31, 2003 and the applicable per share exercise price of the option.

     Equity Compensation Plan Information as of July 31, 2003

      The following table sets forth certain information regarding NaviSite’s equity compensation plans as of July 31, 2003.

(c)
	(a)	(b)
Number of
	Number of	Weighted-	securities available
	securities to be	average exercise	for future issuance
	issued upon	price of	under equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
Plan Category	and rights	rights	in column (a))

Equity compensation plans approved by security holders	273,506	$67.93	683,464
Equity compensation plans not approved by security holders (1)	2,272,000	$2.55	328,000

Total	2,545,506	$9.57	1,011,464

(1)	Consists of options to purchase 2,272,000 shares of Common Stock granted under the 2003 Stock Incentive Plan. As of the Record Date, none of these options had been exercised and no grants of restricted shares had been made. The 2003 Stock Incentive Plan was originally approved, subject to stockholder approval, by the Board of Directors on July 10, 2003, and amended and restated by the Board of Directors on November 11, 2003. The 2003 Stock Incentive Plan has not yet been approved by NaviSite’s stockholders, but is being presented as Proposal No. 2 at the Annual Meeting. Options to purchase an aggregate of 345,000 shares of Common Stock granted on July 10, 2003 under the 2003 Stock Incentive Plan have been terminated due to employment terminations and such options have become available for re-grant and options to purchase 17,000 shares of Common Stock have been granted subsequent to July 31, 2003.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee currently consists of Messrs. Dennedy, Schwartz and Evans. During fiscal year 2003 Mr. Wetherell, Mr. Andrew Ruhan and Mr. Becker served as members of the Compensation Committee. Mr. Wetherell is the Chairman of CMGI, with whom NaviSite had a significant relationship until September 2002. Since 2000, Mr. Andrew Ruhan, our Chairman, has served as Chief Executive Officer of ClearBlue and Mr. Becker, our Chief Executive Officer and President and a member of the Board of Directors, has served as Vice Chairman and a director of ClearBlue. CMGI, NaviSite, ClearBlue and certain of ClearBlue’s affiliates engaged in various transactions during fiscal year 2003. ClearBlue was the majority stockholder of NaviSite until August 2003, when it distributed the Common Stock it held in NaviSite to its equityholders. As a result of such distribution, Atlantic Investors, LLC is now the holder of a majority of our outstanding stock. As of October 29, 2003, Atlantic Investors, LLC and its affiliates owned, directly or indirectly, approximately 72% of the outstanding capital stock of NaviSite, as reported on a Schedule 13D/ A by Atlantic Investors, LLC. Mr. Becker is a co-founder of Atlantic Investors, LLC. Since 1999, Mr. Becker has been a Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies, which is a managing member of Atlantic Investors, LLC. These relationships and certain transactions between NaviSite and CMGI and its affiliates and ClearBlue are more fully discussed below in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions.”

Compensation Committee Report

      This report discusses the Compensation Committee’s compensation objectives and policies with respect to NaviSite’s executive officers. The report reviews the compensation of senior executive officers as a group for the last fiscal year and, specifically, the compensation of Arthur P. Becker, NaviSite’s Chief Executive Officer.

      Compensation Philosophy. NaviSite’s executive compensation program has three objectives: (i) to align the interests of its executive officers with the interests of NaviSite’s stockholders by basing a significant portion of an executive’s compensation on NaviSite’s performance; (ii) to attract and retain highly talented and productive executives; and (iii) to provide incentives for superior performance by NaviSite’s executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of NaviSite’s employees.

      The Compensation Committee reviews NaviSite’s executive compensation program annually. In its review, the Compensation Committee assesses the competitiveness of NaviSite’s executive compensation program and reviews NaviSite’s performance for the previous fiscal year. In future years, the Compensation Committee will gauge the success of the compensation program in achieving its objectives in the previous year and will consider NaviSite’s overall performance objectives. Each element of NaviSite’s executive compensation program is discussed below.

      Benefits. The Compensation Committee believes that NaviSite must offer a competitive benefits program to attract and retain key executives. NaviSite provides the same medical and other benefits to its executive officers that are generally available to its other employees. Senior executives, along with all eligible employees of NaviSite, may also choose to participate in NaviSite’s 401(k) plan.

      Long-Term Incentive Compensation. The Compensation Committee believes that placing a portion of an executive’s total compensation in the form of stock options achieves three objectives: (i) it aligns the interest of NaviSite’s executives directly with those of NaviSite’s stockholders; (ii) it gives executives a significant long-term interest in NaviSite’s success; and (iii) it helps NaviSite retain key executives. In determining the number and terms of options to grant an executive, the Compensation Committee will primarily consider subjectively the executive’s past performance and the degree to which an incentive for long-term performance would benefit NaviSite.

      Compensation of the Chief Executive Officer. The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with NaviSite’s general policies concerning executive compensation and is appropriate in light of NaviSite’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

      Mr. Becker has served as a director of NaviSite since September 11, 2002 and became its Chief Executive Officer and President in February 2003. Mr. Becker’s base salary for the portion of the last fiscal year during which he served as Chief Executive Officer was at a rate of $275,000 per year. In July 2003, Mr. Becker also received an option to acquire 40,000 shares of NaviSite Common Stock at an exercise price of $2.55 per share. Mr. Becker’s compensation was designed to align his interests with those of NaviSite’s stockholders by tying the value of the stock option award and his eligibility for periodic cash bonuses to the success of his efforts towards building NaviSite’s management team, business and infrastructure and improving the operating and financial performance of NaviSite. The Compensation Committee believes that Mr. Becker’s compensation has been consistent with the Compensation Committee’s compensation philosophy.

      During NaviSite’s last fiscal year, under the leadership of Mr. Becker, NaviSite successfully executed its business plan and stabilized its business. Operationally, during fiscal year 2003, NaviSite experienced a significant transition, including the acquisitions discussed in “Certain Relationships and Related Transactions” and a balance sheet restructuring, to position NaviSite among the leaders in the outsourced hosting and managed application services market. NaviSite also expanded its service offerings and diversified its customer base, while at the same time implemented an operational plan that should bring costs more in line with projected revenue growth.

      Policy on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure NaviSite’s stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interest of NaviSite or its stockholders.

COMPENSATION COMMITTEE

Larry Schwartz, Chairman
James Dennedy
Thomas R. Evans

Independent Auditors’ Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NaviSite’s annual financial statements for fiscal years ended July 31, 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	2002	2003

Audit Fees (1)	$356,218	$771,178
Audit-Related Fees (2)	95,299	45,205

Audit and Audit-Related Fees	451,517	816,383
Tax Fees (3)	—	100,790
All Other Fees (4)	—	—

Total Fees	$451,517	$917,173

(1)	Audit fees consisted principally of fees for the generally accepted auditing standards (GAAS) audit and quarterly reviews of the consolidated financial statements. In fiscal year 2003, the audit fee also includes the fees for the audit and reviews of acquired entities, the audit of purchase accounting and opening balance sheets and the consents included in Form 8-K/ A filings.

(2)	Audit related fees consisted principally of fees for accounting consultation on proposed transactions. In fiscal year 2002, the audit related fee also included due diligence assistance.

(3)	Tax fees consisted principally of fees for tax compliance, tax planning and tax advice. In fiscal year 2002, tax fees relating to NaviSite were billed to CMGI and were allocated via intercompany accounts.

(4)	All other fees include all other non-audit services. No such services were provided during fiscal year 2002 and fiscal year 2003.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Financial Expert

      The Board of Directors has determined that James Dennedy is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Audit Committee Report

      In connection with the preparation and filing of NaviSite’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, the Audit Committee (i) reviewed and discussed the audited financial statements with NaviSite’s management, (ii) discussed with KPMG LLP, NaviSite’s independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) discussed with KPMG LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NaviSite’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented).

AUDIT COMMITTEE

James Dennedy, Chairman
Larry Schwartz
Thomas R. Evans

      The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Certain Relationships and Related Transactions

     Transactions and relationships between or affecting ClearBlue Technologies, Inc. and its affiliates

•	On September 11, 2002, each of CMGI and Hewlett-Packard Financial Services Company sold and transferred to ClearBlue, and certain of its wholly-owned subsidiaries, the following equity and debt interests in NaviSite, thus becoming NaviSite’s majority stockholder:

•	Pursuant to a Note and Stock Purchase Agreement by and between CMGI and ClearBlue, CMGI sold and transferred to ClearBlue approximately 4.7 million shares of NaviSite Common Stock, representing approximately 76% of the outstanding capital stock of NaviSite, warrants to purchase approximately 345,000 shares of NaviSite Common Stock (the “Warrants”) and a convertible note with an aggregate principal amount outstanding of $10 million (the “Former CMGI Note”). The $10 million convertible note was convertible into approximately 2.5 million shares of NaviSite Common Stock.

•	Pursuant to a Note and Stock Purchase Agreement by and between Hewlett- Packard Financial Services Company and ClearBlue, Hewlett-Packard Financial Services Company sold and transferred to ClearBlue approximately 213,000 shares of NaviSite Common Stock, and convertible notes with an aggregate principal amount outstanding of approximately $55 million (the “Former HPFS Notes”). The $55 million convertible notes were convertible into approximately 14.1 million shares of NaviSite Common Stock.

•	In connection with such transaction, NaviSite purchased a six-year tail on the D&O insurance for the benefit of the officers and directors of NaviSite prior to the acquisition by ClearBlue. Further, in connection with such transaction, ClearBlue. assumed all of CMGI’s and Hewlett-Packard Financial Services Company’s registration rights under the Amended and Restated Investor Rights Agreement dated as of November 8, 2001.

•	In connection with the September 11, 2003 transactions, ClearBlue provided certain benefits to NaviSite employees including benefits administration and health and dental insurance which ceased in January 2003.

•	On December 12, 2002, ClearBlue Finance, Inc., a wholly-owned subsidiary of ClearBlue: (i) converted in full the Former CMGI Note; and (ii) converted $10 million of the Former HPFS Notes, into an aggregate of approximately 5,587,000 shares of NaviSite Common Stock. A new convertible promissory note was issued to ClearBlue Finance, Inc. with respect to the portion of the outstanding principal and interest due under the Former HPFS Notes that was not converted (approximately $45.0 million). On December 12, 2002, ClearBlue gave NaviSite the right, at NaviSite’s option, to prepay 100% of the interest accrued at December 12, 2002 on the Former HPFS Notes in NaviSite Common Stock and NaviSite prepaid the $1.1 million of interest related to the Former HPFS Notes in approximately 320,000 shares of NaviSite Common Stock. In addition, ClearBlue Finance, Inc. waived all interest for the period from December 15, 2002 through December 31, 2003 resulting from the unconverted amount of the Former HPFS Notes.

•	On December 31, 2002, NaviSite completed the acquisition of all of the issued and outstanding stock of ClearBlue Technologies Management, Inc., a wholly-owned subsidiary of ClearBlue which, in June 2002, acquired certain assets from the bankrupt estate of AppliedTheory, Inc., a provider of complex hosting and application management services, in exchange for approximately 568,000 shares of NaviSite Common Stock.

•	Beginning January 1, 2003, NaviSite agreed to provide certain management services as well as manage the day-to-day operations of data centers owned, directly or indirectly, by ClearBlue pursuant to an Outsourcing Agreement with ClearBlue. In connection with the Outsourcing Agreement, NaviSite issued to ClearBlue a promissory note pursuant to which NaviSite may borrow amounts from ClearBlue for working capital needs. In addition, ClearBlue issued to NaviSite a promissory note pursuant to which ClearBlue may borrow amounts from NaviSite for working capital needs. The two notes may be drawn down upon, at the sole discretion of the lender, up to a maximum aggregate amount of $2.0 million per promissory note.

•	On January 29, 2003, NaviSite entered into a $10 million Loan and Security Agreement with Atlantic Investors, LLC, an affiliate of ClearBlue. The loan agreement has a termination date of February 1, 2004 and bears interest at the rate of 8% per annum. Under the loan agreement, NaviSite can require Atlantic Investors, LLC to make a loan to it: (i) up to $2.0 million to repay an amount due from ClearBlue Technologies Management, Inc. to Unicorn Worldwide Holdings Limited, each a related party of NaviSite and Atlantic Investors, LLC; (ii) $1.0 million for costs associated with our acquisition of Avasta, Inc.; and (iii) up to $500,000 for the post-acquisition working capital needs of Avasta, Inc. Atlantic Investors, LLC, at its sole and absolute discretion, may advance other amounts to NaviSite such that the aggregate amount borrowed by NaviSite does not exceed the maximum loan amount, defined as the lesser of $10.0 million or 65% of consolidated NaviSite accounts receivables. The loan is secured by all of NaviSite’s accounts receivables.

•	On June 16, 2003, NaviSite repaid approximately $3.9 million of the $45.0 million of outstanding debt payable to ClearBlue Finance, Inc. by offsetting amounts due to us by ClearBlue. On June 17, 2003, NaviSite received written notice from ClearBlue Finance, Inc. stating its election to convert the remaining approximately $41.2 million of the Former HPFS Notes into 10,559,248 shares of Common Stock effective June 19, 2003.

•	On August 8, 2003, NaviSite completed the acquisition of certain assets and the assumption of certain liabilities of ClearBlue pursuant to a Stock and Asset Acquisition Agreement (the “CBT Agreement”). Pursuant to the CBT Agreement, NaviSite acquired all outstanding shares of six (6) wholly-owned subsidiaries of ClearBlue with data centers located in Chicago, Las Vegas, Los Angeles, Milwaukee, Oakbrook and Vienna.

In addition, NaviSite assumed the revenue and expense, as of the date of the CBT Agreement, of four (4) additional wholly-owned subsidiaries of ClearBlue with data centers located in Dallas, New York, San Francisco and Santa Clara. Ownership of these subsidiaries will automatically be transferred, under certain conditions, to NaviSite for no additional consideration in February 2004.

In exchange for these subsidiaries and certain assets and contracts relating to them, NaviSite: (i) issued 1.1 million shares of NaviSite Common Stock, to ClearBlue; (ii) released ClearBlue from certain inter-company advances in an amount up to $300,000; (iii) assumed all of ClearBlue’s obligations under certain assets and contracts relating to the these subsidiaries; and (iv) released ClearBlue from certain payment obligations owed to NaviSite pursuant to the Outsourcing Agreement in an amount not to exceed $263,000.

•	Since 2000, Mr. Andrew Ruhan, our Chairman, has served as Chief Executive Officer of ClearBlue and Mr. Becker, our Chief Executive Officer and President and a member of the Board of Directors, has served as Vice Chairman and a director of ClearBlue. Gabriel Ruhan, our Chief Operating Officer and a member of our Board of Directors, is a director of ClearBlue.

•	In August 2003, Atlantic Investors, LLC, the indirect majority stockholder of ClearBlue, and its subsidiaries, became our direct majority stockholder upon ClearBlue’s transfer of its stock ownership interests in NaviSite to its stockholders. As of September 30, 2003, Atlantic Investors, LLC and its affiliates owned, directly or indirectly, approximately 72% of the outstanding Common stock of NaviSite, as reported on a Schedule 13D/ A by Atlantic Investors, LLC. Mr. Becker is a co-founder of Atlantic Investors, LLC. Since 1999, Mr. Becker has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies, which is a managing member of Atlantic Investors, LLC.

     Relationships and Transactions Between NaviSite and CMGI

      Immediately prior to consummation of the transactions contemplated by the CMGI Agreement, CMGI owned 4,735,292 shares of NaviSite Common Stock, the Warrants and the Former CMGI Note. Mr. McMillan serves as President and Chief Executive Officer and a member of the Board of Directors of CMGI. Mr. Wetherell serves as Chairman of the Board and Secretary of CMGI. Both Mr. McMillan and Mr. Wetherell were members of NaviSite’s Board of Directors at the time of the transactions contemplated by the CMGI Agreement and remained as directors until their resignation in October 2002. The following is a summary of the material arrangements and transactions between NaviSite and CMGI or CMGI’s affiliates.

•	NaviSite-CMGI Intercompany Indebtedness

      On August 19, 2002, NaviSite settled its intercompany liability to and receivables from CMGI and certain CMGI subsidiaries for transactions occurring through May 31, 2002 for $3.2 million. The $3.2 million was remitted to CMGI in August 2002. The net intercompany liability consisted of equipment lease charges, facilities and administrative support expenses, employee-related expenses and amounts paid directly by CMGI on NaviSite’s behalf. The $4.5 million gain on the settlement was recorded as a contribution to additional paid-in capital as of July 31, 2002, as the transaction was considered to be a settlement of debt between entities under common control. The amount due to CMGI at July 31, 2002 consisted of the $3.2 million settlement and support charges for June and July 2002.

•	Leases, Construction Contracts and CMGI Guarantees

      In connection with NaviSite’s real property lease for a facility located in San Jose, California, CMGI provided NaviSite’s landlord with a guarantee of all of NaviSite’s obligations under the lease.

      Certain of the equipment that NaviSite uses or provides to its customers for their use in connection with NaviSite’s services is provided under leases executed or guaranteed by CMGI. Since NaviSite’s initial public offering in October 1999, CMGI has ceased to guarantee new leases, and accordingly, NaviSite or NaviSite’s customers must obtain this equipment from third parties without a CMGI guarantee.

•	Facilities and Administrative Support Agreement

      Upon completion of NaviSite’s initial public offering, NaviSite entered into a facilities and administrative support agreement with CMGI under which CMGI provides various services to NaviSite, including employee benefit administration, health and dental insurance, enterprise IT services and resources, including human resources, Internet marketing and business development.

      The fees payable by NaviSite for the availability of services were typically determined through an allocation of CMGI’s costs based upon the proportion of NaviSite’s employee headcount to the total headcount of CMGI and other CMGI affiliates using the same services. Under the facilities and administrative support agreement, NaviSite paid CMGI a monthly fee reflecting the cost of the services provided by CMGI based on the total number of NaviSite’s employees and consultants on the last day of that month.

      The initial term of this agreement was one year from the date of NaviSite’s initial public offering, with automatic renewals at the end of the initial term and each renewal term for successive one-year periods. During the last fiscal year, NaviSite received services from CMGI under the facilities and administrative support agreement and incurred lease charges related to CMGI-leased equipment utilized by NaviSite. The related liability for the services and lease charges was settled for $3.9 million in a cash payment during NaviSite’s last fiscal year.

      The facilities and administrative support agreement automatically terminated on September 11, 2002 as a result of the consummation of the transactions contemplated by the CMGI Agreement. However, CMGI agreed to continue to provide certain services requested by NaviSite under the facilities and administrative support agreement until September 30, 2002.

•	Tax Allocation Agreement

      Upon completion of NaviSite’s initial public offering, NaviSite entered into a tax allocation agreement with CMGI to allocate responsibilities, liabilities and benefits relating to taxes. NaviSite is required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by CMGI for tax periods ending on or before or including the date as of which NaviSite will no longer be a member of CMGI’s group for federal, state or local tax purposes, as the case may be. CMGI indemnifies NaviSite against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which CMGI is filing group returns which include NaviSite. Accordingly, any redetermined tax liabilities for those periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to NaviSite or NaviSite’s subsidiaries in respect of consolidated, combined or unitary tax returns for those periods will be for the account of CMGI. NaviSite is responsible for filing any separate tax returns for any taxable period and is responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. NaviSite is required to indemnify CMGI against any tax liability with respect to separately filed tax returns.

      Neither CMGI nor NaviSite has any obligation to make any payment to the other party for the use of the other party’s tax attributes, such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party’s tax return, the party that realizes the windfall tax benefit is required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by NaviSite for a period after the closing date, thereby generating future depreciation deductions to NaviSite, NaviSite would be required to pay to CMGI any incremental tax savings as a result of the depreciation deductions when those tax savings are actually realized by NaviSite.

      Each of NaviSite and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to underpayments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or “big four” accounting firm selected and paid for jointly by the parties.

•	Other Transactions with CMGI and its Affiliates

      NaviSite has agreements with certain CMGI affiliates and former affiliates under which NaviSite provides these current and former affiliates with outsourced hosting and application management services, together with enhanced server management for both web sites and Internet applications and specialized application management services. NaviSite also leases sophisticated software applications to a number of these current and former affiliates and provides consulting services to each of these affiliates on an as-needed basis.

      NaviSite’s existing service agreements with CMGI affiliates are routine commercial transactions entered into in the ordinary course of NaviSite’s business. NaviSite anticipates that it may continue to enter into routine commercial transactions with CMGI and its affiliates in the future. Currently, however, NaviSite has no right-of-first-refusal arrangements, business opportunity allocation agreements or other material contractual arrangements or understandings with CMGI or any of its affiliates regarding the continued sale of NaviSite’s services to CMGI or its affiliates.

      In general, in pricing the services provided to CMGI and its affiliates, NaviSite has: negotiated the services and levels of service to be provided; calculated the price of the services at those service levels based on NaviSite’s then-current, standard prices; and discounted these prices by 10%. This pricing policy is not dictated by or provided for in any contractual arrangement. The discounts NaviSite provides to CMGI and its affiliates, which also are available to industry partners and other parties engaged in co-marketing or referral arrangements with NaviSite, are afforded to CMGI and, at CMGI’s direction, its affiliates because of CMGI’s customer referral relationship with NaviSite. NaviSite derived approximately 2%, 31% and 35% of its revenue from CMGI and CMGI affiliates for the fiscal years ended July 31, 2003, 2002 and 2001, respectively.

     Compaq Computer Corporation

      On March 25, 2002, NaviSite entered into a strategic alliance agreement with Compaq Computer Corporation (“Compaq”), now a wholly-owned subsidiary of Hewlett-Packard Company (“HP”). HPFS is also a wholly-owned subsidiary of HP and, at the time NaviSite entered into the strategic alliance agreement, HPFS was the holder of the Former HPFS Notes. The strategic alliance agreement provides for NaviSite and Compaq to commit resources as appropriate to collaborate with one another to develop mutually agreed products and services solutions, to generate new strategic business opportunities for both Compaq and NaviSite and to capitalize on joint regional sales efforts.

Stock Performance Graph

      The following graph compares the cumulative total return to stockholders of NaviSite Common stock for the period from October 22, 1999, the date NaviSite Common Stock was first traded on The Nasdaq National Market, through July 31, 2003, with the cumulative total return over the same period of (i) the Nasdaq Composite Index and (ii) a peer group index of publicly traded companies that provide similar services to those of NaviSite (the “Peer Group Index”). The graph assumes the investment of $100 in NaviSite Common Stock (at the closing price on the date of NaviSite’s initial public offering) and in each of such indices (and the reinvestment of all dividends, if any) on October 22, 1999. The performance shown is not necessarily indicative of future performance.

Comparison of Cumulative Total Return

Assumes Initial Investment of $100
October 22, 1999 Through July 31, 2003

		Nasdaq
Measurement Period		Composite	Peer Group
(Fiscal Year Covered)	NaviSite, Inc.	Index	Index(1)

10/22/99	$100.00	$100.00	$100.00
7/31/00	$243.30	$133.70	$97.14
7/31/01	$4.31	$71.76	$82.27
7/31/02	$0.69	$47.43	$47.83
7/31/03	$1.13	$62.13	$49.56

(1)	The Peer Group Index is a modified-capitalization weighted index of stocks selected by NaviSite that represents the following publicly traded companies: International Business Machines Corporation, Electronic Data Systems Corporation, Computer Sciences Corporation, Level 3 Communications, Inc., Qwest Communications International Inc., divine, inc., AT&T Corp., Digex, Incorporated, Akamai Technologies, Inc., Corio, Inc. and SBC Communications Inc.

      Notwithstanding anything to the contrary set forth in any of NaviSite’s filings under the Securities Act or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Stock Performance Graph shall not be deemed incorporated by reference into any such filings.

Employment Agreements and Severance and Change of Control Arrangements

      We entered into an employment agreement with Arthur P. Becker as of February 21, 2003, pursuant to which he would be employed as NaviSite’s Chief Executive Officer and President. His agreement is for a continuous term, but subject to the provisions described below, may be terminated by either party at any time. Pursuant to this agreement, Mr. Becker is entitled to receive:

•	a base salary, currently $275,000 per year, which is reviewed by our Board of Directors annually (but no more frequently than annually);

•	an annual bonus upon NaviSite’s achievement of various financial and/or other goals established by the Board; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

      If Mr. Becker’s employment is terminated (i) by reason of death or disability, (ii) by NaviSite with cause or (iii) due to his voluntarily resignation, then he will receive no additional salary or benefits other than what has accrued through the date of termination.

      If Mr. Becker’s employment is terminated without cause and he signs a general release of known and unknown claims in a form satisfactory to NaviSite, Mr. Becker will receive severance payments at his final base salary rate, less applicable withholding, until the earlier of (i) six months after the date of his termination without cause, or (ii) the date on which he first commences other employment.

      In connection with the termination of their employment with us, each of Ms. Gilligan and Mr. Lo entered into a Severance Agreement and General Release which provided for the following in exchange for the general release of all claims against NaviSite and related parties:

•	Ms Gilligan received a severance payment of $275,000, plus $1,756 to cover certain health benefits.

•	Mr. Lo received a severance payment of $200,000, plus $1,000 to cover certain health benefits and a vacation payout of $9,615.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires NaviSite’s directors, executive officers and persons who own more than 10% of a registered class of NaviSite’s equity securities (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, NaviSite believes that, during the fiscal year ended July 31, 2003, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act, except that each of Messrs. Becker, Gabriel Ruhan and Pluntze filed a Form 4 report in September 2003 to report the grant of a stock option in July 2003 for the purchase of 40,000 shares of Common Stock.

Annual Report And Form 10-K

      Concurrently with this Proxy Statement, NaviSite is sending a copy of its 2003 Annual Report on Form 10-K without exhibits to all of its stockholders of record as of October 29, 2003. The 2003 Annual Report contains NaviSite’s audited consolidated financial statements for the fiscal year ended July 31, 2003.

      A copy of NaviSite’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended July 31, 2003 filed with the SEC may be accessed from the SEC’s website (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention: Investor Relations.

Other Matters

      The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

      An adjournment of the Annual Meeting may be made from time to time by the chairman of the Annual Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Annual Meeting. However, no proxies voted against Proposals No. 2 or 3 will be voted in favor of adjournment of the Annual Meeting for the purpose of soliciting additional proxies with respect to any such proposal.

Stockholder Proposals

      Proposals of stockholders intended to be presented in NaviSite’s proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must be received by NaviSite no later than July 15, 2004 in order to be included in NaviSite’s proxy statement and form of proxy relating to that meeting.

      Under the By-Laws, proposals of stockholders intended to be submitted for a formal vote at NaviSite’s 2004 Annual Meeting of Stockholders (other than proposals intended to be included in NaviSite’s proxy statement and form of proxy in accordance with Rule 14a-8) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of NaviSite at its principal executive offices no earlier than September 15, 2004 and no later than September 30, 2004.

By order of the Board of Directors,

KENNETH DRAKE
Secretary

November 12, 2003

APPENDIX I

NAVISITE, INC.

AUDIT COMMITTEE CHARTER

1.     PURPOSE

      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, reviewing the systems of internal controls which management and the Board of Directors have established, selecting and reviewing the performance of independent auditors, and overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

      The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 of the Charter. The Audit Committee shall be given full and direct access to the Company’s management and independent auditors as necessary to carry out these responsibilities. However, the Audit Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent auditors relating to the audit or review of financial statements.

      The independent auditors’ ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the stockholders. These representatives have the ultimate authority to select, evaluate and, where appropriate, replace the independent auditors.

2.     COMPOSITION OF THE AUDIT COMMITTEE

      The Audit Committee shall be comprised of not less than three directors, each of whom will be independent as required by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), and the applicable rules of NASDAQ. Members of the Audit Committee shall be appointed by the Board of Directors. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause. The compensation of Audit Committee members shall be as determined by the Board of Directors.

      All members of the Audit Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

3.     RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties, the Audit Committee shall:

1.	Review annually the Audit Committee Charter for adequacy and recommend any changes to the Board.

2.	Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).

3.	Review the financial, investment and risk management policies followed by the Company in operating its business activities.

4.	Review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

5.	Consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

6.	Prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

7.	Review any management letters or internal control reports prepared by the independent auditors or the Company’s internal auditors and responses to prior management letters, and review with the independent auditors the Company’s internal financial controls.

8.	Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

9.	Be directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent auditors employed to conduct the audit (including resolution of disagreements between the independent auditors and management regarding financial reporting) or other audit, review or attest services. The independent auditors shall report directly to the Audit Committee.

10.	Pre-approve all audit services and permissible non-audit services by the independent auditors, as set forth in Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. The Audit Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, for the engagement of independent auditors to render services to the Company, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approvals delegated to one or more members of the Audit Committee are reported to the Audit Committee at its next scheduled meeting.

11.	Review the hiring policies for any employees or former employees of the independent auditors.

12.	Obtain on an annual basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, and review and discuss with the independent auditors all significant relationships the independent auditors have with the Company which may affect their independence. The Audit Committee is responsible for ensuring the independence of the independent auditors.

13.	For each of the first three fiscal quarters and at year end, at an Audit Committee meeting review with management the financial results, the proposed earnings press release and formal guidance which the Company may plan to offer, and review with the independent auditors the results of their review of the interim financial information and audit of the annual financial statements.

14.	Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent auditors the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

15.	Following completion of the annual audit, review separately with the independent auditors and management any significant difficulties encountered during the course of the audit.

16.	Engage and determine funding for such independent professional advisers and counsel as the Audit Committee determines are appropriate to carry out its functions hereunder. The Company shall provide appropriate funding to the Audit Committee, as determined by the Audit Committee, for payment of (a) compensation to the independent auditors for services approved by the Audit Committee, (b) compensation to any outside advisers retained by the Audit Committee, and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

17.	Report to the Board on a regular basis on the major events covered by the Audit Committee and make recommendations to the Board and management concerning these matters.

18.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Audit Committee or the Board deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

19.	Approve all related-party transactions, as defined by applicable rules of NASDAQ, to which the Company is a party.

20.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.     AUDIT COMMITTEE MEETINGS

      The Audit Committee shall meet on a regular basis at least four (4) times each year, and will hold special meetings as circumstances require. At all Audit Committee meetings a majority of the total number of members shall constitute a quorum. Minutes shall be kept of each meeting of the Audit Committee. The timing of the meetings to be scheduled for an upcoming fiscal year shall be determined by the Audit Committee prior to the beginning of such fiscal year. A calendar of proposed meetings will be reviewed by the Audit Committee at the same time as the annual Audit Committee Charter review. The calendar shall include appropriate meetings to be held separately with representatives of the independent auditors and management, including a meeting to conduct the reviews required under Section 3.15 above. In addition, the Audit Committee will meet at any time that the independent auditors or management believe communication to the Audit Committee is required.

      Approved by the Board of Directors of NaviSite, Inc. on October 17, 2003.

APPENDIX II

NAVISITE, INC.

AMENDED AND RESTATED

2003 STOCK INCENTIVE PLAN

1.     Purpose

      The purpose of this Amended and Restated 2003 Stock Incentive Plan (the “Plan”) of NaviSite, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.     Eligibility

      All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options or restricted stock awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.     Administration and Delegation

      (a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

      (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officers.

      (c) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.     Stock Available for Awards

      (a) Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 3,800,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) Per-Participant Limit. Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 650,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).

5.     Stock Options

      (a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

      (b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of NaviSite, Inc., any of NaviSite, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

      (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

      (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

      (e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

      (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

(4) to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

      (g) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.     Restricted Stock.

      (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

      (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

      (c) Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7.     Adjustments for Changes in Common Stock and Certain Other Events

      (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

      (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

      (c) Reorganization Events

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

(2) Consequences of a Reorganization Event on Options. Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options. To the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (1) shall lapse at the same rate as the Option would have become exercisable under its terms and (2) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

8.     General Provisions Applicable to Awards

      (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

      (b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

      (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

      (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

      (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

      (f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, by substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

      (h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.     Miscellaneous

      (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

      (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

      (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company’s stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)).

      (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

NVI-PS-03

APPENDIX III

PROXY

NAVISITE, INC.
400 Minuteman Road
Andover, Massachusetts 01810

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Arthur P. Becker, James W. Pluntze and Kenneth Drake, and each of them singly, with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of NaviSite, Inc. (“NaviSite”) held of record by the undersigned on October 29, 2003 at the Annual Meeting of Stockholders to be held on December 9, 2003 and any adjournments thereof. None of the following proposals are conditioned upon the approval of any other proposal.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

NAVISITE, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Stockholder:

     Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope.

     Thank you in advance for your prompt consideration of these matters.

     ☒    Please mark votes as in this example.

     A vote FOR the director nominees (Proposal No. 1) and FOR Proposal Numbers 2 and 3 is recommended by the Board of Directors.

1.	Election of Directors Nominees:	(01) Andrew Ruhan, (02) Arthur P. Becker, (03) Gabriel Ruhan, (04) James Dennedy, (05) Larry Schwartz, and (06) Thomas R. Evans	FOR ALL NOMINEES ☐		WITHHELD FROM ALL NOMINEES ☐

☐
For all nominees except as noted above

2.	Approval of the Amended and Restated 2003 Stock Incentive Plan		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending July 31, 2004.		FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE OR COMMENTS AND NOTE ON REVERSE. ☐

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature:	Date:

Signature:	Date: